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                                                                  EXHIBIT 3.1(a)
    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/23/1990
   902015238 - 2236742

                          CERTIFICATE OF INCORPORATION

                                       OF

                              AVANTI VENTURES INC.

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     FIRST. The name of the Corporation is AVANTI VENTURES INC.

     SECOND. Its registered office in the State of Delaware is to be located at Shipping Room 276 East Main St. Ste. E. The Registered Agent in charge is Kyle Rowlands Newark, De. 19711 Shipping Room 276 E. Main St. Suite E Newark, De. 19711, in New Castle County.

     THIRD. The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

     "The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

     FOURTH. The amount of the total authorized capital stock of this
corporation is FIFTEEN MILLION $15,000,000 Dollars ($          ) divided into
FIFTEEN MILLION shares, of 1/10,000 par value Dollars ($.0001) each par value.

     FIFTH. The names and mailing addresses of each of the incorporator or incorporation are as follows:

                NAME                                MAILING ADDRESS

           Robert Gallaro                    P.O. Box 4636, Troy, MI. 48099
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     SIXTH. The Directors shall have power to make and to alter or amend the
By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount upon the property and franchise of this corporation.

     With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

     WE, THE UNDERSIGNED, for the purposes of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and we have accordingly hereunto set our respective hands and seals.


Date           7/17/90                  /s/ ROBERT GALLARO
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                                        Robert Gallaro